EXHIBIT 10.19

VERITIV CORPORATION
TERMS AND CONDITIONS OF
LONG-TERM TRANSITION INCENTIVE AWARD OPPORTUNITIES

Veritiv Corporation (the “Company”) has adopted the following as the standard terms and conditions (the “Terms and Conditions”) applicable to each incentive award opportunity granted by the Corporation pursuant to a Notice of 2014 Long-Term Transition Incentive Award, Notice of 2014-15 Long-Term Transition Incentive Award, and Notice of 2014-15-16 Long-Term Transition Incentive Award issued by the Company (each a “Notice”).

The Company is providing you with these Terms and Conditions because you have been designated as the Grantee in one or more Notices. These Terms and Conditions are incorporated into and made a part of each and any Notice that you have received as Grantee, and all references herein to the “Notice” shall include and be references to these Terms and Conditions. Capitalized terms used but not defined below in these Terms and Conditions shall have the meanings set forth in the applicable Notice.

1.     Certain Definitions. The following capitalized words as used and not previously defined in the Notice shall have the following meanings:

a.    “Affiliate” means any corporation or other entity (including, but not limited to, partnerships, limited liability companies and joint ventures) controlled by the Company.

b.    “Board” means the Board of Directors of the Company.

c.    “Cause” shall have the meaning provided in the Grantee’s employment agreement with the Company or an Affiliate (including, without limitation, an offer letter), or, if there is no such definition in any such agreement, “Cause” shall include, but is not limited to, misconduct or other activity detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve. Examples include insubordination, protracted or repeated absence from work without permission, illegal activity, disorderly conduct, etc. A termination for Cause shall be deemed to include a determination by the Committee following the Grantee’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its Affiliates to have terminated the Grantee’s employment for Cause.

d.    “Code” means the Internal Revenue Code of 1986, as amended.

e.    “Committee” means the Compensation and Leadership Development Committee of the Board.

f.    “Disability” means “disability” as such term is defined in the long-term disability insurance plan or program of the Company or any Affiliate then covering the Grantee; provided that if, as of the date of determination, the Grantee is a party to an effective services, severance, consulting or employment agreement with the Company or any Affiliate of the Company that employs the Grantee (including, without limitation, an offer letter), “Disability” shall have the meaning, if any, specified in such agreement.

g.    “Misconduct” shall be determined by the Company in its sole discretion and shall include, but not be limited to, any act detrimental to the business or reputation of the Company, any act determined to be a deliberate disregard of the Company’s or Affiliate’s rules or policies, or any violation of any confidentiality, non-solicitation or non-competition restriction applicable to the Grantee.

2.    Administration.

a.    The Committee shall be responsible for administration of the Notice and the Target Award Opportunity. The Committee, by majority action, is authorized to interpret the Notice, to prescribe, amend, and rescind regulations relating to the Notice, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and its Affiliates, and to make all other determinations necessary or advisable for the administration of the Notice, but only to the extent not contrary to the express provisions of the Notice. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Notice shall be final, binding and conclusive for all purposes and upon all persons. No member of the Committee shall be liable for any such action or determination made in good faith. To the extent permitted by law, the Committee may delegate to one or more officers of the Company, subject to such terms as the Committee shall determine, authority to administer all or any portion of the Notice, or the authority to perform certain functions, including administrative functions. In the event of such delegation, all references to the Committee in the Notice (other than such references in the immediately preceding sentence and in the last sentence of this paragraph 2) shall be deemed references to such officers as it relates to those aspects of the Notice that have been delegated. Notwithstanding the foregoing, and to the extent required by the Committee charter, the applicable exchange listing standards, or by Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27 promulgated thereunder, where applicable, the Committee shall retain exclusive authority to administer the Notice and determine the Target Award Opportunity and any amount payable hereunder if the Grantee is a Board-appointed officer of the Company who is designated by the Board as a “Section 16 officer”.

b.    The Committee may in its sole discretion modify the Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Affiliates, the manner in which it conducts its business, or other events or circumstances; or (ii) in the event that the Grantee’s responsibilities materially change prior to the Vesting Date. Notwithstanding the foregoing, if the Committee has designated the Performance-Based Award as intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code (and Treasury Regulation Section 1.162-27 promulgated thereunder), then no modification shall be made pursuant to this paragraph 2(b) that would cause the Performance-Based Award to fail to so qualify.

3.    Determination of Performance-Based Award. Following the Vesting Date, the Committee shall determine in writing whether and to what extent the Performance Objectives have been achieved and, if such Performance Objectives have been achieved, the Committee shall determine the amount of the Performance-Based Award earned in accordance with the Notice and approve actual payment of the Performance-Based Award. The Committee may, in its sole discretion, increase, decrease or eliminate the amount of the Performance-Based Award otherwise payable to the Grantee to reflect the Grantee’s individual performance or such other factors as the Committee deems relevant, in recognition of changed or special circumstances, or for any other reason; provided, however, that if the Committee has designated the Performance-Based Award as intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code (and Treasury Regulation Section 1.162-27 promulgated thereunder), then in no event will the Committee increase the Performance-Based Award otherwise payable under the Notice.

4.    Termination of Employment Prior to Vesting Date.

a.    Except as otherwise provided in this paragraph 4 or as otherwise determined by the Committee or as otherwise provided in the Grantee’s employment agreement (if any) with the Company or an Affiliate (including, without limitation, an offer letter), in the event the Grantee’s employment with the Company and its Affiliates terminates for any reason prior to the Vesting Date, the Grantee shall not be entitled to payment of any portion of the Target Award Opportunity.

b.     Unless otherwise determined by the Committee or as otherwise provided in the Grantee’s employment agreement (if any) with the Company or an Affiliate (including, without limitation, an offer letter), if the Grantee’s employment with the Company and its Affiliates is terminated prior to the Vesting Date due to Disability, death or termination by the Company or an Affiliate without Cause, the Grantee shall be eligible to receive payment of (i) the Service-Based Award, pro-rated for the period of the Grantee’s continuous employment during the period from July 1, 2014 through the Vesting Date; and (ii) the Performance-Based Award, if any, earned based on actual achievement of the Performance Objectives, as determined by the Committee after the end of the Performance Period, and pro-rated for the period of the Grantee’s continuous employment during the Performance Period. Any pro-rated Service-Based Award and any pro-rated Performance-Based Award payable pursuant to this Section 4(b) shall be paid in cash within two and one half months after the Vesting Date. Any amount payable in the event of death shall be paid to the Grantee’s estate or designated beneficiary (as permitted by the Committee). The amount payable, if any, under this Section 4(b) shall be in full satisfaction of the Company’s obligations under the Notice.

5.     Section 409A of the Code. The Company intends that the Notice and any portion or multiple of the Target Award Opportunity payable hereunder will be exempt from, or comply with, the requirements of Section 409A of the Code, and the Notice shall be interpreted and administered in accordance with such intent. Notwithstanding any other provision of the Notice to the contrary, if the Grantee is a “specified employee” at the time of his or her “separation from service” with the Company (as determined by the Company in accordance with Section 409A), then, to the extent necessary to comply with Section 409A of the Code, any portion or multiple of the Target Award Opportunity payable on account of the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) shall be paid within sixty (60) days after the first business day which is at least six (6) months after the Grantee’s separation from service (or if earlier, within 60 days after the Grantee’s death). Although the Company will use reasonable efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the Target Award Opportunity provided under the Notice is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Grantee (or any other individual claiming a benefit through the Grantee) as a result of the Notice or the Target Award Opportunity granted hereunder.

6.    Tax Withholding. The Company and its Affiliates shall have the right to deduct from all payments made to any person under the Notice any federal, state, local, foreign or other taxes which, in the opinion of the Company and its Affiliates are required to be withheld with respect to such payments.

7.     No Employment Contract. Nothing contained in the Notice shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Affiliates, nor limit or affect in any manner the right of the Company and its Affiliates to terminate the employment or adjust the compensation of the Grantee. For purposes of the Notice, the transfer of employment of the Grantee between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of the Grantee’s employment.

8.     Transferability. No right or benefit under the Notice will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of the Grantee.

9.    Forfeiture and Recoupment.

a.    If the Company determines that the Grantee has committed an act of Misconduct either during employment or within 180 days thereafter, the Company or Affiliate may cause the Service-Based Award and/or Performance-Based Award of the Grantee to be forfeited or, if paid, is entitled to repayment of the Service-Based Award and/or Performance-Based Award previously paid under the Notice, plus interest at the mid-term applicable federal rate (AFR) under Section 1274(d) of the Code as of the month of payment of the applicable award(s), compounded monthly, within 30 days of the issuance of a letter by the Company to the Grantee claiming such Misconduct and demand for repayment.

b.    The Company shall have the sole and absolute discretion to take action or not to take action pursuant to this Section 9 upon discovery of Misconduct, and its determination not to take action in any particular instance shall not in any way limit its authority to cause the forfeiture of the Grantee’s Service-Based Award and/or Performance-Based Award or to recoup any Service-Based Award and/or Performance-Based Award by sending a notice in any other instance.

c.    If any provision of this Section 9 is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

d.    The Grantee’s Service-Based Award and Performance-Based Award shall be subject to any generally applicable policies as to forfeiture, recoupment or “clawback” adopted by the Company or Affiliate that are communicated to the Grantee or any such policy adopted to comply with applicable law.

e.    Further, as a convenience and benefit to the Grantee in facilitating the repayment, the Grantee hereby authorizes the Company or Affiliate to withhold funds from any remaining payroll compensation, including pay for unused vacation, to be applied toward any repayment pursuant to this Section 9, where the law allows.

10.     Successors. All obligations of the Company under the Notice shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

11.     Governing Law. The Notice shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

12.     Amendment or Termination. The Committee reserves the right, at any time, to amend, suspend or terminate the Notice, in whole or in part, in any manner, and for any reason (including, but not limited to, any amendment the Committee may determine is necessary to preserve any otherwise available qualification of the Performance-Based Award as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code), and without the consent of the Grantee or any other person.

* * * * * * * *